UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 11, 2011

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FOURTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 to this Current Report is incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 5, 2011, Comstock Homebuilding Companies, Inc. (the “Company”), through a subsidiary called Comstock Penderbrook, L.C. (the “Borrower”), entered into a loan agreement (“Loan Agreement”) with BCL Penderbrook, LLC, an affiliate of SunBridge Capital Management, LLC (“Lender”), pursuant to which the Borrower secured a Five Million Four Hundred Twelve Thousand Three Hundred and Thirty Dollar ($5,412,330) loan with a three year term (the “SunBridge Loan”) to refinance the Company’s Penderbrook Square condominium project in Fairfax, Virginia (the “Project”). Proceeds from the SunBridge Loan to the Borrower were primarily utilized to (i) pay off existing indebtedness owed to Guggenheim Corporate Funding, LLC, of approximately Three Million Nine Hundred Thousand Dollars ($3,900,000) (the “Guggenheim Loan”), (ii) pay for expenses associated with the SunBridge Loan, and (iii) for general corporate purposes.

Under the terms of the Loan Agreement, the SunBridge Loan provides for a one percent (1%) origination fee and an interest rate of twelve and a half percent (12.5%). There is no prepayment penalty associated with the SunBridge Loan, which is secured by a first deed of trust on the property. The Borrower is required to make the following payments as follows: (i) quarterly payments of interest only, and (ii) seventy percent (70%) of the net proceeds of each sale of a unit to Lender (“Required Release Payment”). The SunBridge Loan also has a minimum sales pace requirement requiring Borrower to sell a minimum of eleven (11) units every six (6) months, on a cumulative basis (the “Sales Covenant”). Failure to maintain the Sales Covenant in any six (6) month period results in an increase of the Required Release Payment to eighty percent (80%) and for any successive failure to meet the Sales Covenant, an increase of the Required Release Payment of up to ninety (90%). The Loan Agreement contains certain customary representations and warranties, and certain financial and other customary covenants. Outstanding principal and interest and may be accelerated upon an event of default, as such events are described in the Loan Agreement. As a condition of the Loan Agreement, the Company also entered into a cross-collateralization agreement whereby the Project and the Company’s Eclipse at Potomac Yard condominium project (the “Eclipse”) each secure payment and performance of the covenants and agreements of the SunBridge Loan and the loan funded on July 12, 2011 by an affiliate of the Lender with respect to the Eclipse.

On October 5, 2011, the Company and a subsidiary of the Company, Comstock Emerald Farm, L.C., as guarantors, entered into a Guaranty, Pledge, and Security Agreement for the benefit of the Lender (the “Guaranty Agreement”). Pursuant to the Guaranty Agreement, the guarantors jointly and severally guaranteed the payment of principal and interest and any other amounts due under the Loan Agreement, (ii) the Company pledged its equity interest in Borrower, and (iii) each guarantor granted the Lender a security interest in all of its unencumbered assets, all as additional security for the SunBridge Loan.

The SunBridge Loan was entered into pursuant to a binding commitment letter previously issued to Borrower dated July 12, 2011 and previously reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2011

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer